Exhibit 3.9

ARTICLES OF INCORPORATION

OF

DELUXE ENTERPRISE OPERATIONS, INC.

To form a corporation pursuant to the Minnesota Business Corporation Act, the undersigned, an individual 18 years of age or older, adopts the following articles of incorporation:

1. Name, The name of the corporation is Deluxe Enterprise Operations, Inc.

2. Registered Office and Registered Agent. The address of the registered office of the corporation in Minnesota is 405 Second Avenue South, Minneapolis, Minnesota 55401. The name of the registered agent of the corporation at that address is CT Corporation, Inc.

3. Authorized Shares. The aggregate number of shares that the corporation is authorized to issue is 10,000, par value $0.01 per share. The shares shall be divisible into classes and series, have the designations, voting rights, and other rights and preferences, and be subject to the restrictions, that the board of directors may from time to time establish, fix and determine, consistent with these articles of incorporation. Unless otherwise designated by the board of directors, all issued shares shall be deemed common shares.

Shares of any class or series of the corporation, including shares of any class or series which are then outstanding, unless otherwise specifically provided in the terms and preferences of any such particular class or series, may be issued to the holders of shares of another class or series of the corporation without the authorization, approval or vote of the holders of shares of any class or series of the corporation.

4. No Cumulative Voting. There shall be no cumulative voting by the shareholders of the corporation.

5. No Preemptive Rights. The shareholders of the corporation shall not have any preemptive rights as defined in the Minnesota Business Corporation Act.

6. Limitation of Directors’ Liability. To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Neither the amendment, modification or repeal of this Article nor the adoption of any provision in these articles of incorporation inconsistent with this Article shall adversely affect any right or protection of a director or officer of the corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

7. Written Action by Directors. An action required or permitted to be taken at a meeting of the board of directors of the corporation may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the board of directors of the corporation at which all of the directors were present.

8. Written Action by Shareholders. At any time that the corporation is not a “publicly held corporation” (as defined by Minnesota Statutes Section 302A.011, sub. 40), an action required or permitted to be taken at a meeting of the shareholders of the corporation may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present.

9. No Dissenters’ Rights for Articles Amendments. To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a shareholder of the corporation shall not be entitled to dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, an amendment of the articles of incorporation.

10. Control Share Acquisitions. Minnesota Statutes Section 302A.449, sub. 7, and 302A.671 (all as may be amended from time to time) concerning Control Share Acquisitions shall not apply to this corporation.

11. Incorporator. The name and address of the incorporator is Anthony C. Scarfone, 3680 Victoria Street N., Shoreview, Minnesota 55126.

12. Election of Directors. The initial member of the Board of Directors of the corporation shall be Lawrence J. Mosner, whose address is 3680 Victoria St. N., Shoreview, Minnesota 55126.

Dated: May 13, 2005

/s/ Anthony C. Scarfone
Anthony C. Scarfone

STATE OF MINNESOTA

DEPARTMENT OF STATE

FILED

MAY 17 2005

Secretary of State